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                                                                     Exhibit 3.3

                                    AMENDMENT
                          TO ARTICLES OF INCORPORATION
                                       OF
                            VASCULAR SOLUTIONS, INC.


1.   The name of the corporation is Vascular Solutions, Inc.

2. The following is the full text of the Amended Article III of the Articles of Incorporation of Vascular Solutions, Inc.:

          "Article 3. Authorized Shares

               The aggregate number of authorized shares of capital stock of the corporation is 40,000,000 shares of $.01 par value per share. The shares shall be divisible into classes and series, have the designations, voting rights, and other rights and preferences, and be subject to the restrictions, that the board of directors may from time to time establish, fix, and determine, consistent with these articles of incorporation. Unless otherwise designated by the board of directors, all issued shares shall be deemed common stock with equal rights and preferences."

3. The foregoing amendment was adopted by the Board of Directors on January 24, 2000 and by Meeting of the Shareholders on February 24, 2000.

4. The foregoing amendment was adopted according to Chapter 302A of the Minnesota Business Corporation Act.

     IN WITNESS WHEREOF, the undersigned, Chief Executive Officer of Vascular Solutions, Inc., being duly authorized on behalf of such corporation, has executed this certificate this 7th day of April, 2000.


                                       VASCULAR SOLUTIONS, INC.


                                       By  /s/ Howard C. Root
                                         ---------------------------------------
                                           Howard C. Root
                                           Chief Executive Officer